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                                                                    Exhibit 11.1



                            Allegiance Telecom, Inc.
                    Computation of per Share Earnings (Loss)
                      Three Months Ended September 30, 1998


                                                        Number of Shares         Percent Outstanding       Equivalent Shares
                                                        ----------------         -------------------       -----------------
Prior to Initial Public Offering
      1997 Common Stock Offering                                     426                 1.10%                             5

After Initial Public Offering
      1997 Common Stock Offering                                     426                98.91%                           421
      1998 Common Stock Offering                              10,000,000                98.91%                     9,891,304
      Preferred Stock Converted to Common Stock               40,341,128                98.91%                    39,902,637
                                                                                                               -------------
                                                                                                                  49,794,368



WEIGHTED AVERAGE SHARES OUTSTANDING                                                                               49,794,368

NET LOSS APPLICABLE TO COMMON STOCK                                                                            $(183,892,618)

NET LOSS PER SHARE, BASIC AND DILUTED                                                                                 $(3.69)
                                                                                                               =============